Exhibit 99.1

Pro-Pharmaceuticals Reports Third Quarter Results

NEWTON, Mass.--(BUSINESS WIRE)--November 7, 2008--Pro-Pharmaceuticals, Inc. (AMEX: PRW), a bio-pharmaceutical company developing proprietary polysaccharide-based therapeutics in the treatment of cancer and fibrosis, today reported its financial results for the third quarter and nine months of fiscal 2008. These results are included in the Company’s Quarterly Report on Form 10-Q for the three and nine month period ended September 30, 2008, which has been filed with the SEC.

For the three months ended September 30, 2008, the Company reported net income of $214,000, or $0.00 per share, basic and fully diluted, compared with a net loss of $2,586,000 or $(0.06) per share, basic and fully diluted for the same period in 2007. The 2008 net income included non-cash gain of $1,148,000 related to a change in fair value accounting of warrant liabilities. The 2007 net loss included a $1,216,000 loss related to a change in fair value accounting of warrant liabilities and convertible debenture.

For the nine months ended September 30, 2008, the Company reported a net loss of $2,335,000 million, or $(0.05) per share, basic and fully diluted, compared with a net loss of $8,124,000, or $(0.21) per share, basic and fully diluted, for the same period in 2007.

“We are devoting substantially all of our efforts toward filing a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for DAVANAT® to treat late stage colorectal cancer patients,” said David Platt, Ph.D., Chief Executive Officer, Pro-Pharmaceuticals. “We are in discussions with major pharmaceutical companies for the potential licensing of DAVANAT®. We have significantly reduced our monthly expenses and are actively pursuing financing options. Although there are no assurances, we are confident we will raise the funds needed to complete the NDA for DAVANAT®.”

At September 30, 2008, the Company had approximately $816,000 of cash and cash equivalents to fund future operations.

Research and development expense for the third quarter of 2008 was $338,000 compared with $332,000 for the same period in 2007. The increase was due primarily to the FDA filings, which was offset by lower activity in ongoing Phase II clinical trials. General and Administrative expense was $601,000, compared with $1,036,000 for the second quarter of 2007. The decrease was primarily the result of lower legal and accounting fees as well as lower management salaries.

Research and development expense for the nine months ended September 30, 2008 was $1,504,000 compared with $1,668,000 for the same period in 2007. The decrease was due primarily to lower activity in ongoing Phase II clinical trials which was offset by FDA filings. General and Administrative expense was $2,721,000, compared with $3,396,000 for the same nine months of 2007. The decrease was primarily the result of lower legal, accounting and management salary expense.

Pro-Pharmaceuticals, Inc. – Advancing Drugs Through Glycoscience®

Pro-Pharmaceuticals is engaged in the discovery, development, and commercialization of carbohydrate-based, targeted therapeutics for advanced treatment of cancer, liver, microbial, and inflammatory diseases. Initially, the product pipeline is focused on developing targeted therapeutic compounds to treat cancer. The Company’s technology also is being developed to explore the treatment of liver and kidney fibrosis. The Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those, described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements. More information about those risks and uncertainties is contained in the Company's most recent quarterly or annual report and other reports filed with the Securities and Exchange Commission. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements. DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals.

CONTACT:
Pro-Pharmaceuticals, Inc.
Anthony D. Squeglia, CFO, 617-559-0033
squeglia@pro-pharmaceuticals.com